FROM THE DESK OF SCOTT L. MATHIS

DIRECT: 212.739.7700
FAX: 212.655.3681
SMATHIS@GAUCHOHOLDINGS.COM

GAUCHO
GROUP, INC.

February 28, 2022

To whom it may concern,

Dear Gaucho Group, Inc. Stockholder:

The Board of Directors of Gaucho Group, Inc. ("GGI") has received Gaucho Group Holdings, Inc.'s ("GGH's") Offer to Purchase Certain Outstanding Shares of Common Stock of Gaucho Group, Inc. (the "Offer") enclosed herewith. After careful evaluation of the Offer and consultation with GGI's management, the Board of Directors has determined for the reasons set forth below that the Offer is in the best interests of the stockholders.

We note that the Offer and the transactions contemplated thereby constitute a related party transaction, as all GGI directors are also members of the GGH Board of Directors. Additionally, GGH's CEO, Scott Mathis, is CEO, Chairman, and a stockholder of GGI; the GGH's current CFO, Maria Echevarria, is CFO of GGI; current GGH directors, Peter Lawrence, and Steven Moel, are directors of GGI; and current GGH directors, Reuben Cannon and Marc Dumont, own nominal interests in GGI.

GGH currently owns 20,000,000 shares of common stock of GGI, representing approximately 79% of the issued and outstanding shares of GGI. The remaining 21% of the shares of GGI are held by approximately 28 stockholders, of which approximately 95% are also stockholders of GGH. By participating in the Offer, the remaining stockholders of GGI will receive shares of stock of a publicly traded company. While the shares of common stock issued pursuant to the Offering will be restricted securities, there is nevertheless a more established trading market for those shares of GGH.

Accordingly, the Board of Directors recommend that all remaining stockholders of GGI accept the Offer and tender their shares for exchange pursuant to the terms of the Share Exchange and Subscription Agreement.

Sincerely,

Scott L. Mathis
Chief Executive Officer
and Chairman of the Board